Exhibit 99.1
Assisted Living Concepts, Inc. Announces Continued Strategy Successes;
Reports Fourth Consecutive Quarter of Revenue and Private Pay Occupancy Growth
MENOMONEE FALLS, WISCONSIN August 9, 2010
Highlights:
•	Increased average private pay occupancy by 122 and 8 units over the second quarter of 2009 and the first quarter of 2010, respectively
•	Increased overall and private pay rates by 5.8% and 3.8%, respectively over the second quarter of 2009
•	Increased Adjusted EBITDAR as a percent of revenues to 33.6%, up from 32.3% in both the second quarter of 2009 and the first quarter of 2010
•	Adjusted EBITDAR as a percent of revenues would have been a record 34.4% (excluding One-Time Charges)
•	Extended and expanded share repurchase program authorizing up to $15 million through August 9, 2011
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $2.9 million in the second quarter of 2010. During the second quarter of 2010, ALC recorded the following “One-Time Charges”: an impairment charge relating to a non-cash write-down of certain equity investments ($1.3 million net of income tax benefits); expenses associated with the realignment of our divisions ($0.3 million net of income tax benefits); and write-off of expenses incurred with an expansion project that the company decided not to complete ($0.1 million net of income tax benefits). Excluding the One-Time Charges, net income in the second quarter of 2010 would have been $4.6 million as compared to net income of $3.9 million in the second quarter of 2009.
“Second quarter operating results were solid. For the fourth quarter in a row we achieved positive private pay occupancy and revenue growth,” commented Laurie Bebo, President and Chief Executive Officer. “Despite continuing challenges in the economy and in particular with high unemployment rates, we continue to be confident in our ability to increase private pay occupancy and Adjusted EBITDAR margins throughout 2010.”
For the first six months of 2010, ALC reported net income of $6.5 million. Excluding the One-Time Charges, net income for the first six months of 2010 would have been $8.2 million compared to a net loss from continuing operations and a net loss of $7.7 million and $7.9 million in the first six months of 2009, respectively. Excluding an impairment charge related to the non-cash, non-recurring write-off of all goodwill ($14.7 million net of income tax benefits) recorded in the first quarter of 2009, net income from continuing operations and net income for the first six months of 2009 would have been $7.0 million and $6.8 million, respectively.
Diluted earnings per common share for the second quarter and the first six months ended June 30, 2010 and 2009 were:

	Quarter ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Diluted earnings (loss) per common share from continuing operations	$0.25	$0.33	$0.55	$(0.65)
Diluted earnings (loss) per common share	$0.25	$0.33	$0.55	$(0.66)
Pro forma diluted earnings per common share from continuing operations excluding One-Time Charges	$0.39	$0.33	$0.70	$0.59 (1)

(1)	Excludes the goodwill write-off, net of income tax benefits.
One-Time Charges in the quarter ended June 30, 2010 resulted from:
1.	The reclassification of a decline in the fair market value of equity securities from a component of the Company’s stockholders’ equity to the Company’s income statement. These equity securities represent legacy investments transferred from Extendicare Inc. in connection with the capitalization of ALC in November 2006.
2.	The realignment of ALC’s divisional level management structure. In connection with this realignment, ALC incurred certain expenses primarily related to personnel.
3.	The decision not to complete an expansion project due to higher than anticipated site costs. We continue to evaluate existing owned properties for expansion growth.

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of June 30, 2010, ALC operated 211 senior living residences comprising 9,280 units.
The following discussions include the impact of the One-Time Charges and exclude the impact of discontinued operations unless otherwise specified.
Quarters ended June 30, 2010, June 30, 2009, March 31, 2010
Revenues of $58.3 million in the second quarter ended June 30, 2010 increased $1.6 million or 2.9% from $56.7 million in the second quarter of 2009 and increased $0.4 million or 0.8% from the first quarter of 2010.
Adjusted EBITDA for the second quarter of 2010 was $14.5 million or 24.9% of revenues and
•	increased $1.2 million or 9.1% from $13.3 million and 23.4% of revenues in the second quarter of 2009; and
•	increased $0.9 million or 6.7% from $13.6 million and 23.5% of revenues in the first quarter of 2010.
Adjusted EBITDAR for the second quarter of 2010 was $19.6 million or 33.6% of revenues and
•	increased $1.3 million or 7.3% from $18.3 million and 32.3% of revenues in the second quarter of 2009; and
•	increased $0.9 million or 5.0% from $18.7 million and 32.3% of revenues in the first quarter of 2010.
Second quarter 2010 compared to second quarter 2009
Revenues in the second quarter of 2010 increased from the second quarter of 2009 primarily due to higher average daily revenue as a result of rate increases ($2.2 million) and an increase in private pay occupancy ($1.2 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.8 million). Average private pay rates increased in the second quarter of 2010 by 3.8% over average private pay rates for the second quarter of 2009. Average overall rates, including the impact of improved payer mix, increased in the second quarter of 2010 by 5.8% over comparable rates for the second quarter of 2009.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the second quarter of 2010 primarily due to an increase in revenues discussed above ($1.6 million) and a decrease in residence operations expenses ($0.5 million) (this excludes the loss on disposal of fixed assets), partially offset by an increase in general and administrative expenses ($0.8 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, an increase in residence lease expense ($0.1 million). Residence operations expenses decreased primarily from lower labor expenses. Staffing needs in the second quarter of 2010 as compared to the second quarter of 2009 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. General and administrative expenses increased as a result of expenses associated with an all-company conference held in the second quarter of 2010 and expenses associated with the realignment of our divisions.

Second quarter 2010 compared to the first quarter 2010
Revenues in the second quarter of 2010 increased from the first quarter of 2010 primarily due to one additional day in the second quarter ($0.6 million), an increase in the number of units occupied by private pay residents ($0.1 million), and higher average daily revenue as a result of rate increases ($0.1 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.4 million).
Increased Adjusted EBITDA and Adjusted EBITDAR in the second quarter of 2010 as compared to the first quarter of 2010 resulted primarily from a decrease in residence operations expenses ($0.9 million) (this excludes the loss on disposal of fixed assets) and an increase in revenues discussed above ($0.4 million), partially offset by an increase in general and administrative expenses ($0.4 million) (this excludes non-cash equity-based compensation). Residence operations expenses decreased primarily from decreases in utility expenses resulting from normal seasonal fluctuations. General and administrative expenses increased as a result of expenses associated with an all-company conference held in the second quarter of 2010 and expenses associated with the realignment of our divisions.
Six months ended June 30, 2010 and June 30, 2009
Revenues of $116.2 million in the six months ended June 30, 2010 increased $2.4 million or 2.1% from $113.8 million in the six months ended June 30, 2009.
Adjusted EBITDA for the six months ended June 30, 2010 was $28.1 million, or 24.2% of revenues and
•	increased $3.3 million or 13.1% from $24.8 million and 21.8% of revenues in the six months ended June 30, 2009.
Adjusted EBITDAR for the six months ended June 30, 2010 was $38.3 million, or 33.0% of revenues and
•	increased $3.5 million or 10.2% from $34.7 million and 30.6% of revenues in the six months ended June 30, 2009.
Six months ended June 30, 2010 compared to six months ended June 30, 2009
Revenues in the six months ended June 30, 2010 increased from the six months ended June 30, 2009 primarily due to higher average daily revenue from rate increases ($4.2 million) and an increase in private pay occupancy ($2.1 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($3.9 million). Average private pay rates increased in the six months ended June 30, 2010 by 3.8% over average private pay rates for the six months ended June 30, 2009. Average overall rates, including the impact of improved payer mix, increased in the six months ended June 30, 2010 by 5.6% over the comparable rates for the six months ended June 30, 2009.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the six months ended June 30, 2010 primarily from a decrease in residence operations expenses ($2.2 million) (this excludes the loss on disposal of fixed assets), and the increase in revenues discussed above ($2.4 million), partially offset by an increase in general and administrative expenses ($1.1 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, an increase in residence lease expense ($0.3 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses. Staffing needs in the six months ended June 30, 2010 as compared to the six months ended June 30, 2009 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to new group purchasing plans and lower overall occupancy. General and administrative expenses increased primarily from upfront costs associated with transitioning payroll and benefits from a third party vendor to in-house, expenses associated with an all-company conference held in the second quarter of 2010, and expenses associated with the realignment of our divisions.

Liquidity
At June 30, 2010 ALC maintained a strong liquidity position with cash of approximately $12.2 million and undrawn lines of $70 million.
Share Repurchase Program
On August 9, 2010, ALC’s Board of Directors extended and expanded its share repurchase program by authorizing the purchase of up to $15 million in Class A common stock through August 9, 2011. In 2010, through August 9, 2010, ALC repurchased 61,461 shares of Class A Common Stock at a cost of $1.9 million and an average price of $30.45 per share (excluding fees).
Investor Call
ALC has scheduled a conference call for tomorrow, August 10, 2010 at 10:00 a.m. (ET) to discuss its financial results for the second quarter. This earnings release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is (800) 230-1096 or international (612) 332-0107; the conference name is “ALC Second Quarter Results.” A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on September 10, 2010, by dialing toll free (800) 475-6701, or international (320) 365-3844; the access code is 165684.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,280 residents in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009(1)	2010	2009(1)
Revenues	$58,305	$56,683	$116,164	$113,750
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	34,805	35,181	70,517	72,434
General and administrative	4,256	3,341	8,030	6,775
Residence lease expense	5,111	4,993	10,194	9,923
Depreciation and amortization	5,698	5,218	11,368	10,149
Goodwill impairment	—	—	—	16,315

Total operating expenses	49,870	48,733	100,109	115,596

Income (loss) from operations	8,435	7,950	16,055	(1,846)
Other expense:
Other-than-temporary investments impairment	(2,026)	—	(2,026)	—
Interest income	4	7	8	19
Interest expense	(1,899)	(1,834)	(3,787)	(3,537)

Income (loss) from continuing operations before income taxes	4,514	6,123	10,250	(5,364)
Income tax expense	(1,618)	(2,182)	(3,741)	(2,326)

Net income (loss) from continuing operations	2,896	3,941	6,509	(7,690)
Loss from discontinued operations, net of tax	—	(34)	—	(178)

Net income (loss)	$2,896	$3,907	$6,509	$(7,868)

Weighted average common shares:
Basic	11,567	11,808	11,572	11,882
Diluted	11,738	11,927	11,741	11,882
Per share data:
Basic earnings per common share
Earnings (loss) from continuing operations	$0.25	$0.33	$0.56	$(0.65)
Loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$0.25	$0.33	$0.56	$(0.66)

Diluted earnings per common share
Earnings (loss) from continuing operations	$0.25	$0.33	$0.55	$(0.65)
Loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$0.25	$0.33	$0.55	$(0.66)

Adjusted EBITDA (2)	$14,503	$13,291	$28,100	$24,840

Adjusted EBITDAR (2)	$19,614	$18,284	$38,294	$34,763

(1)	Reflects the reclassification of the operations of 118 units previously reported as continuing operations to discontinued operations.

(2)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,239	$4,360
Investments	3,568	3,427
Accounts receivable, less allowances of $1,096 and $738, respectively	3,627	2,668
Prepaid expenses supplies and other receivables	4,095	3,537
Deposits in escrow	1,763	1,993
Income taxes receivable	—	723
Deferred income taxes	4,590	4,636
Current assets of discontinued operations	168	36

Total current assets	30,050	21,380
Property and equipment, net	411,894	415,454
Intangible assets, net	11,003	11,812
Restricted cash	3,017	4,389
Other assets	1,977	1,935
Non-current assets of discontinued operations	—	399

Total Assets	$457,941	$455,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,749	$8,005
Accrued liabilities	16,177	19,228
Deferred revenue	6,008	6,368
Current maturities of long-term debt	1,884	1,823
Income tax payable	1,212	—
Current portion of self-insured liabilities	500	500
Current liabilities of discontinued operations	—	34

Total current liabilities	31,530	35,958
Accrual for self-insured liabilities	1,416	1,416
Long-term debt	118,954	119,914
Deferred income taxes	14,281	13,257
Other long-term liabilities	11,801	11,853
Commitments and contingencies

Total Liabilities	177,982	182,398

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 80,000,000 shares authorized at June 30, 2010 and December 31, 2009; 12,403,499 and 12,397,525 shares issued and 10,108,938 and 10,048,674 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 shares authorized at June 30, 2010 and December 31, 2009; 1,523,085 and 1,528,650 shares issued and outstanding, respectively	15	15
Additional paid-in capital	314,964	314,602
Accumulated other comprehensive loss	(775)	(2,012)
Retained earnings	39,995	33,486
Treasury stock at cost, 2,384,561 and 2,348,851 shares, respectively	(74,364)	(73,244)

Total Stockholders’ Equity	279,959	272,971

Total Liabilities and Stockholders’ Equity	$457,941	$455,369

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$6,509	$(7,868)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,368	10,344
Other-than-temporary investments impairment	2,026	—
Goodwill impairment	—	16,315
Amortization of purchase accounting adjustments for leases	(197)	(198)
Provision for bad debts	358	(27)
Provision for self-insured liabilities	262	392
Loss on disposal of fixed assets	315	34
Unrealized gain on investments	(17)	—
Equity-based compensation expense	362	188
Change in fair value of derivatives	23	—
Deferred income taxes	306	(154)
Changes in assets and liabilities:
Accounts receivable	(1,317)	360
Supplies, prepaid expenses and other receivables	(558)	(1,027)
Deposits in escrow	230	388
Current assets — discontinued operations	(132)	—
Accounts payable	(1,432)	(1,735)
Accrued liabilities	(3,051)	(231)
Deferred revenue	(360)	424
Current liabilities — discontinued operations	(34)	—
Payments of self-insured liabilities	(261)	(320)
Income taxes payable / receivable	1,935	4,296
Changes in other non-current assets	1,330	809
Other non-current assets — discontinued operations	399	—
Other long-term liabilities	100	553

Cash provided by operating activities	18,164	22,543
INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(110)	(95)
Payments for new construction projects	(3,208)	(11,768)
Payments for purchases of property and equipment	(4,930)	(6,930)

Cash used in investing activities	(8,248)	(18,793)
FINANCING ACTIVITIES:
Purchase of treasury stock	(1,120)	(4,860)
Repayment of revolving credit facility	—	(19,000)
Proceeds from issuance of new mortgage debt	—	14,000
Repayment of mortgage debt	(917)	(8,114)

Cash used by financing activities	(2,037)	(17,974)

Increase (decrease) in cash and cash equivalents	7,879	(14,224)
Cash and cash equivalents, beginning of year	4,360	19,905

Cash and cash equivalents, end of period	$12,239	$5,681

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$3,575	$3,663
Income tax payments, net of refunds	1,494	(1,892)

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	June 30,	March 31,	June 30,
Continuing residences*	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,476	5,468	5,354
Medicaid	162	214	445

Total	5,638	5,682	5,799

Occupancy Mix by Payer Source
Private	97.1%	96.2%	92.3%
Medicaid	2.9%	3.8%	7.7%

Percent of Revenue by Payer Source
Private	98.1%	97.5%	95.0%
Medicaid	1.9%	2.5%	5.0%

Average Revenue per Occupied Unit Day	$113.64	$113.13	$107.42

Occupancy Percentage*	62.7%	63.0%	64.2%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended June 30, 2010, March 31, 2010 and June 30, 2009 we actively operated 8,991, 9,025 and 9,154 units, respectively.

	Three months ended
	June 30,	March 31,	June 30,
Same residence basis**	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,417	5,423	5,304
Medicaid	162	210	387

Total	5,579	5,633	5,691

Occupancy Mix by Payer Source
Private	97.1%	96.3%	93.2%
Medicaid	2.9%	3.7%	6.8%

Percent of Revenue by Payer Source
Private	98.1%	97.5%	95.6%
Medicaid	1.9%	2.5%	4.4%

Average Revenue per Occupied Unit Day	$113.49	$112.92	$107.28

Occupancy Percentage	63.4%	64.0%	64.6%

**	Excludes quarterly impact of 111 completed expansion units and 76 re-opened renovated units.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Six months ended
	June 30,	June 30,
Continuing residences*	2010	2009
Average Occupied Units by Payer Source
Private	5,472	5,369
Medicaid	188	483

Total	5,660	5,852

Occupancy Mix by Payer Source
Private	96.7%	91.7%
Medicaid	3.3%	8.3%

Percent of Revenue by Payer Source
Private	97.8%	94.4%
Medicaid	2.2%	5.6%

Average Revenue per Occupied Unit Day	$113.39	$107.38

Occupancy Percentage*	62.9%	64.9%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the six months ended June 30, 2010 and June 30, 2009 we actively operated 9,004 and 9,014 units, respectively.

	Six months ended
	June 30,	June 30,
Same residence basis**	2010	2009
Average Occupied Units by Payer Source
Private	5,392	5,327
Medicaid	186	419

Total	5,578	5,746

Occupancy Mix by Payer Source
Private	96.7%	92.7%
Medicaid	3.3%	7.3%

Percent of Revenue by Payer Source
Private	97.8%	95.0%
Medicaid	2.2%	5.0%

Average Revenue per Occupied Unit Day	$113.08	$107.73

Occupancy Percentage	64.3%	66.3%

**	Excludes quarterly impact of 245 completed expansion units, 39 units temporarily closed for renovation and 76 re-opened renovated units.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby, allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR:

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2010	2009	2010	2010	2009
	(in thousands)
Net income (loss)	$2,896	$3,907	$3,613	$6,509	(7,868)
Less: Income (loss) from discontinued operations, net of tax	—	(34)	—	—	(178)
Add; provision for income taxes	1,618	2,182	2,123	3,741	2,326

Income (loss) from continuing operations before income taxes	$4,514	$6,123	$5,736	10,250	(5,364)
Add:
Depreciation and amortization	5,698	5,218	5,670	11,368	10,149
Interest expense, net	1,895	1,827	1,884	3,779	3,518
Non-cash equity based compensation	225	123	137	362	188
Loss on disposal of fixed assets	145	—	170	315	34
Write-down of equity investments	2,026	—	—	2,026
Goodwill impairment	—	—	—	—	16,315

Adjusted EBITDA	14,503	13,291	13,597	28,100	24,840
Add: Lease expense	5,111	4,993	5,083	10,194	9,923

Adjusted EBITDAR	$19,614	$18,284	$18,680	$38,294	$34,763

Adjusted EBITDA	14,503	13,291	13,597	28,100	24,840
Add: Division realignment expense	453	—	—	453	—

Adjusted EBITDA before division realignment expense	14,956	13,291	13,597	28,553	24,840
Add: Lease expense	5,111	4,993	5,083	10,194	9,923

Adjusted EBITDAR before division realignment expense	$20,067	$18,284	$18,680	$38,747	$34,763

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2010(1)	2009	2010	2010(1)	2009
	(in thousands)
Revenues	$58,305	$56,683	$57,859	$116,164	$113,750

Adjusted EBITDA	$14,503	$13,291	$13,597	$28,100	$24,840

Adjusted EBITDAR	$19,614	$18,284	$18,680	$38,294	$34,763

Adjusted EBITDA as percent of total revenues	24.9%	23.4%	23.5%	24.2%	21.8%

Adjusted EBITDAR as percent of total revenues	33.6%	32.3%	32.3%	33.0%	30.6%

(1)	Includes division realignment expenses of $453 in both the quarter and six months ended June 30, 2010. Excluding division realignment expenses, Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA as a percent of sales and Adjusted EBITDAR as a percent of sales for the quarter ended June 30, 2010 would have been $14,956, $20,067, 25.7% and 34.4%, respectively. Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA as a percent of sales and Adjusted EBITDAR as a percent of sales for the six months ended June 30, 2010 would have been $28,553, $38,747, 24.6% and 33.4%, respectively.

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months	Six Months	Six Months
	Ended	Ended	Ended
	June 30, 2010	June 30, 2010	June 30, 2009
	(dollars in thousands except per share data)
Net income (loss)	$2,896	$6,509	$(7,868)
Add: Loss from discontinued operations, net of tax	—	—	178

Income (loss) from continuing operations	2,896	6,509	(7,690)

Add one time charge:
Write down of equity investments	2,026	2,026	—
Goodwill impairment	—	—	16,315
Loss on disposal of fixed assets related to expansion project	125	125	—
Division realignment expense	453	453	—
Less: Income tax benefits from one-time charges	933	933	1,622

Pro forma net income from continuing operations excluding one-time charges	$4,567	$8,180	$7,003

Weighted average common shares:
Basic	11,567	11,572	11,882
Diluted	11,738	11,741	11,882

Per share data:
Basic earnings per common share
Income (loss) from continuing operations	$0.25	$0.56	$(0.65)
Less: loss from discontinued operations	—	—	(0.01)
Less: loss from one time charges	(0.14)	(0.14)	(1.24)

Pro forma net income from continuing operations excluding one-time charges	$0.39	$0.70	$0.60

Diluted earnings per common share*
Income (loss) from continuing operations	$0.25	$0.55	$(0.65)
Less: loss from discontinued operations	—	—	(0.01)
Less: loss from one time charges	(0.14)	(0.14)	(1.24)

Pro forma net income from continuing operations excluding one-time charges	$0.39	$0.70	$0.60

*	Per share numbers may not add due to rounding